Exhibit 99.(b)(9)

[COUNTRY Financial letterhead]

April 27, 2012

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statement on Form N-4 filed by COUNTRY Investors Life Assurance Company (“Company”) and its COUNTRY Investors Variable Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)                                  The Company is duly organized and validly existing under the laws of the State of Illinois.

(2)                                  The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statement.  In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ James M. Jacobs

James M. Jacobs
General Counsel &
Chief Legal Officer